Exhibit 10.1
SECURED PROMISSORY NOTE

$625,000.00    April 15, 2016

MAGELLAN PETROLEUM CORPORATION, a Delaware corporation (the “Company”), for value received, hereby promises to pay to ONE STONE HOLDINGS II LP, a Delaware limited partnership, or its registered assigns (the “Holder”), the principal sum of SIX HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($625,000) or such lesser amount as shall equal the unpaid aggregate balance of the Loan (as defined below) plus interest (if any) accrued pursuant to the terms of this Note, in lawful money of the United States of America and in immediately available funds, on the Maturity Date as set forth herein.

The outstanding principal balance of this Secured Promissory Note (this “Note”) at any time shall be the original amount of the Loan less the amount of payments or prepayments of principal made on this Note by or for the account of the Company.

1.Definitions. The following terms used herein shall have the following meanings:
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person, or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Business Day” means any day other than a Saturday or Sunday on which banks are open for domestic and foreign exchange business in New York City and are not authorized or required to close for such business.

“Central Shares” means all Equity Interests in Central Petroleum Limited, an Australian company.

“Closing Date” means the date first mentioned above.
“Company” has the meaning assigned to such term in the introductory paragraphs to this Note.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of Magellan Petroleum Australia, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“CTP VWAP Price” means, as of any date, the volume-weighted average price of a share of Central Petroleum Stock on the Australian Securities Exchange (“ASX”) for the 10 consecutive ASX full trading days (in which shares of Central Petroleum Common Stock are traded on the ASX) ending at the close of regular hours trading on the ASX on the full trading day preceding such date.

“Debt” means, for any Person, the following (without duplication): (a) indebtedness of such Person for borrowed money, including the face amount of any letters of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person; (b) to the extent not covered under clause (a) above, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made; (d) obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay the deferred purchase price of property, services, or acquisitions (including, without limitation, any earn-out obligations, contingent obligations, or other similar obligations associated with such purchase, and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person); (f) obligations of such Person as lessee under capital leases and obligations of such Person in respect of synthetic leases; (g) obligations of such Person under any hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement; (h) obligations of such Person owing in respect of mandatorily redeemable preferred stock or other mandatorily redeemable preferred Equity Interest of such Person; (i) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; (k) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) secured by any Lien on or in respect of any Property of such Person, and (l) all liabilities of such Person in respect of unfunded vested benefits under any an employee benefit plan.

“Dollars” or “$” means the lawful currency of the United States.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“Event of Default” has the meaning assigned to such term in Section 4.1.
“Exchange Agreement” means that certain Exchange Agreement dated as of March 31, 2016, by and between the Company and the Holder, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Exchange Agreement Closing” means the ‘Closing’ as defined in the Exchange Agreement.
“Exchange Agreement Closing Date” means the ‘Closing Date’ as defined in the Exchange Agreement.

“Exchange Agreement Consideration” means the ‘Exchange Consideration’ as defined in the Exchange Agreement.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
“Holder” has the meaning assigned to such term in the introductory paragraphs to this Note.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including environmental claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any hazardous materials activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable out-of-pocket fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable out-of-pocket fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and environmental laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Note or the other Note Documents or the transactions contemplated hereby or thereby (the use or intended use of the proceeds thereof, or any enforcement of any of the Note Documents (including the enforcement of the Pledge Agreement)); or (b) any environmental claim against or any hazardous materials activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Company or any of its subsidiaries or Affiliates and any of their respective properties.
“Lien” means any mortgage, deed of trust, lien, pledge, charge, security interest, hypothecation, indenture, preferential right, assignment, option, production payment or other lien, encumbrance or collateral security instrument in, on or to, any property or asset; or, the title of any vendor, lessor, lender or other secured party to, or interest or title of any Person under, any conditional sale or other title retention agreement, capital lease or other agreement with respect to any property or asset; or, any adverse right or interest, defect in title, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership; or, the signing of any mortgage, deed of trust, pledge, charge, security agreement, hypothecation, indenture, assignment or similar instrument, or the signing or filing of a financing statement, personal property security act filing or other similar Instrument, which names such Person as debtor, or the signing of any security agreement or other similar Instrument authorizing any other party as the secured party thereunder to file any financing statement, personal property security act filing or other similar Instrument. A Person shall be deemed to be the owner of any assets that it has placed in trust for the benefit of the holders of its indebtedness, which indebtedness is deemed to be extinguished under GAAP but for which such Person remains legally liable, and such trust shall be deemed to be a Lien.
“Loan” has the meaning assigned to such term in Section 2.
“Magellan Petroleum Australia” means Magellan Petroleum Australia Pty Ltd., an Australian company.
“Material Adverse Effect” has the meaning assigned to such term in the Exchange Agreement.
“Maturity Date” means the earliest of (a) August 1, 2016 or, if the Exchange Agreement is terminated pursuant to Section 6.1(d)(ii) thereof, August 1, 2017, (b) the Exchange Agreement Closing Date or (c) the date that the Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, during the continuance of an Event of Default.
“Note” has the meaning assigned to such term in the introductory paragraphs to this Note.
“Note Document” means any of this Note, the Pledge Agreement and all other certificates, documents, instruments or agreements executed and delivered by the Company for the benefit of the Holder in connection herewith or therewith.
“Obligations” means all liabilities and obligations of every nature of the Company to the Holder arising under the Note and all of the other Note Documents, and any and all renewals, modifications, amendments, restatements, rearrangements, consolidations, substitutions, replacements, enlargements, and extensions thereof, whether for principal, interest (if any) (including interest accruing after the maturity of the Loans and interest which, but for the filing of a petition in bankruptcy with respect to the Company, would have accrued on any Obligation, whether or not a claim is allowed against the Company for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance and all reasonable out-of-pocket fees, charges and disbursements of counsel to the Holder that are required to be paid by the Company pursuant to the terms hereof).
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Pledge Agreement” means that certain Pledge Agreement dated as of April 15, 2016, by the Company, as grantor, in favor of the Holder, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Pledged Collateral” has the meaning assigned to such term in the Pledge Agreement.
“Prime Rate” means for any day a fluctuating rate per annum equal to the rate last quoted by The Wall Street Journal as the “prime rate” or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15(519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Holder) or any similar release by the Federal Reserve Board (as determined by the Holder).
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in Magellan Petroleum Australia, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Magellan Petroleum Australia.
“Santos Agreement” means the sale agreement by and among Santos QNT Pty Ltd, Santos Limited, and Magellan Petroleum (N.T.) Pty Ltd, each an Australian company, dated as of September 14, 2011, as amended on February 2, 2012 and as may be further amended from time to time.

“Santos Bonus Payment” means all of Magellan Petroleum Australia’s interest in (a) the interests, benefits, entitlements, rights, assets, obligations and liabilities in and derived from the Santos Bonus Payment (as defined in the Santos Agreement) and (b) all rights, benefits and interests under clause 11 (and associated schedules) of the Santos Agreement.

2.Commitment. Subject to the terms and conditions set forth herein, the Holder agrees to make a loan (the “Loan”) to the Company on the Closing Date in an aggregate principal amount of Six Hundred Twenty-Five Thousand Dollars ($625,000.00). Amounts paid or prepaid in respect of any Loan may not be reborrowed.

3.	Terms of this Note.
3.1    Interest.
(a)    Interest shall not accrue on the outstanding principal amount of this Note unless and until the Exchange Agreement is terminated pursuant to Article VI thereof. If the Exchange Agreement is terminated pursuant to Article VI thereof, interest shall accrue beginning on the date of termination of the Exchange Agreement on the outstanding principal balance at a rate per annum equal to one percent (1%) plus the Prime Rate, in each case computed on the basis of the actual number of days elapsed over a year of 360 days calculated from and including the date hereof.
(b)    All interest (if any) on the Loan shall be due and payable in arrears in cash on the Maturity Date; provided, however, that if the principal of any Loan is prepaid in whole or in part, at any time after the date hereof, all accrued and unpaid interest with respect to such principal amount prepaid shall be due and payable in cash on the date of such prepayment.
3.2    Principal. Subject to Section 3.3(a) below, the outstanding principal balance of the Loan shall be due and payable in immediately available funds in its entirety on the Maturity Date. Principal amounts repaid under this Note may not be reborrowed.

3.3    Payments.
(a)    All payments, if any, on or in respect of this Note, including principal and interest (if any), will be made in such coin and currency of the United States as at the time of payment is legal tender for the payment of public and private debts, by wire transfer of immediately available funds to the Holder in such manner and at such place as the Holder shall have designated to the Company in writing pursuant to the notice provisions of this Note; provided that, notwithstanding anything herein to the contrary, the outstanding principal amount of the Loan hereunder on and as of the Exchange Agreement Closing Date shall be deemed to be a portion of the Exchange Agreement Consideration paid from the Holder to the Company in connection with the transactions contemplated by the Exchange Agreement, and automatically upon the Exchange Agreement Closing (i) the Loan shall be irrevocably deemed repaid in full and (ii) this Note shall be null and void, terminated and of no further force and effect.
(b)    All payments on or in respect of this Note shall be free and clear of, and without deduction or withholding for, any taxes or other payments; provided that if the Company shall be required to deduct any taxes or other payments (other than taxes based on or measured by the net income of the Holder) from such payments, then (i) any payments hereunder shall be increased as necessary so that after making all required deductions, the Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(c)    Any payment of this Note made shall be applied as follows:
first, ratably to pay all unpaid and actual, incurred indemnities due hereunder to the full extent thereof;
second, ratably to pay an accrued unpaid interest (if any);
third, to prepay the principal amount of the Note then outstanding until paid in full;
fourth, ratably to pay any other Obligations then due and payable; and
fifth, to the Company.
3.4    Optional Prepayment. This Note may be prepaid by the Company at any time, in whole or in part, without premium or penalty.
3.5    Waivers. The Company waives diligence, presentment, demand, protest, notice of intent to accelerate the maturity hereof, notice of acceleration of the maturity hereof, and notice of every kind whatsoever except to the extent expressly set forth in any Note Document. The failure of the Holder to exercise any of its rights under this Note in any particular instance will not constitute a waiver of the same or of any other right in that or any subsequent instance.

3.6    Conditions to Closing Date. The Holder shall not be obligated to make available the Loan on the Closing Date until the Company shall have satisfied each of the following conditions (or any such conditions not satisfied shall have been waived by the Holder):
(a)    Note. The Holder shall have received from each party hereto duly executed counterparts of this Note (in such number as may be requested by the Holder).
(b)    Pledge Agreement. The Holder shall have received (i) from each party thereto duly executed counterparts of the Pledge Agreement (in such number as may be requested by the Holder) and (ii) each document (including any UCC financing statement) required by the Note Documents or under applicable law or deemed necessary by the Holder, in its reasonable discretion, to be filed, registered or recorded in order to create in favor of the Holder a perfected Lien on the Pledged Collateral, and each such document shall be in proper form for filing, registration or recordation in all applicable jurisdictions.
(c)    Exchange Agreement. The Holder shall have received from each party thereto duly executed counterparts of the Exchange Agreement (in such number as may be requested by the Holder).
3.7    Representations and Warranties. The Company represents and warrants to the Holder that as of the date hereof:
(a)    Organization. Magellan Petroleum Australia is a corporation duly organized, validly existing and in good standing under the laws of Australia. Magellan Petroleum Australia has full corporate power and authority to own its assets and to carry on its business as now conducted. Magellan Petroleum Australia is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Magellan Petroleum Australia. Attached hereto as Schedule B are true, correct and complete copies of the organizational documents of Magellan Petroleum Australia, together with any amendments or supplements thereto, as in effect on the date hereof, and there exists no authorization for effecting any additional such amendments or supplements as of the date hereof.
(b)    Ownership and Control. The Company owns 70.0% of all outstanding Equity Interests of Magellan Petroleum Australia and Controls Magellan Petroleum Australia. Magellan Petroleum (UK) Limited, a private limited company formed under the laws of the United Kingdom and a wholly-owned subsidiary of Magellan Petroleum (UK) Investment Holdings Limited, a private limited company formed under the laws of the United Kingdom and a wholly-owned subsidiary of the Company, owns the remaining 30% of all outstanding Equity Interests of Magellan Petroleum Australia.

(c)    Central Petroleum Limited. Magellan Petroleum Australia is the direct, sole beneficial owner and sole holder of record of 8,247,576 Central Shares. All Central Shares owned by Magellan Petroleum Australia have been duly authorized, validly issued, are fully paid and non-assessable. In addition, (i) none of the Central Shares owned by Magellan Petroleum Australia have been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) there are no existing options, warrants, calls or commitments of any character whatsoever relating to such Central Shares or which obligate the issuer of such Equity Interests to issue additional Equity Interests to Magellan Petroleum Australia.
3.8    Affirmative Covenants. The Company covenants and agrees that, as long as any Obligations under the Note remain outstanding, the Company will perform and observe the covenants set forth below, unless the Holder shall otherwise consent in writing:
(a)    Use of Proceeds. The Company will use the proceeds of the Loan to pay (i) certain transaction expenses incurred in connection with entry into the Exchange Agreement and (ii) reasonable and documented invoices to third-party vendors listed on Schedule A hereto in accordance with the terms of the Exchange Agreement.
(b)    Existing; Conduct of Business. The Company will, and will cause Magellan Petroleum Australia to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect; provided, however, that the Company and/or Magellan Petroleum Australia, as applicable, may elect not to renew any permit in connection with the NT/P82 exploration block in the Bonaparte Basin at the sole discretion of the Company or Magellan Petroleum Australia, respectively.
(c)    Ownership and Control. The Company shall own no less than 70.0% of all outstanding Equity Interests of Magellan Petroleum Australia and shall Control Magellan Petroleum Australia.
(d)    Further Assurances.
(i)    At any time or from time to time upon the request of the Holder, the Company will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Holder may reasonably request in order to effect fully the purposes of the Note Documents; and
(ii)    The Company hereby authorizes the Holder to file one or more financing or continuation statements, and amendments thereto, relative to all or part of the

Pledged Collateral without the signature of the Company where permitted by law, including any financing or continuation statement, or amendment thereto.
(e)    Other Covenants. Shall perform, observe and comply with all covenants, agreements and terms contained in the Pledge Agreement required to be performed, observed or complied with by it.
3.9    Negative Covenants. The Company covenants and agrees that, as long as any Obligations under the Note remain outstanding, the Company will perform and observe the covenants set forth below, unless the Holder shall otherwise consent in writing:
(a)    Debt. The Company will not permit Magellan Petroleum Australia to incur, create, assume or suffer to exist any Debt, except for Debt of Magellan Petroleum Australia existing on the date hereof.
(b)    Liens. The Company will not permit Magellan Petroleum Australia to create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except for the following:
(i)    Liens securing the Obligations pursuant to the Pledge Agreement;
(ii)    Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;
(iii)    Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;
(iv)    Liens for taxes, assessment, or other governmental charges which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings;
(v)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution; and
(vi)    Liens existing on the date hereof.
(c)    Dividends. The Company will not permit Magellan Petroleum Australia to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except Magellan Petroleum Australia may declare and pay dividends ratably with respect to its Equity Interests, provided that, to the extent any such Restricted Payment is paid in cash, no Event of Default exists at the time of such payment or would exist after giving effect thereto.
(d)    Sales. The Company will not:
(i)    sell, assign, transfer, distribute, dividend, exchange or otherwise dispose of any of its Equity Interests in Magellan Petroleum Australia owned by the Company without the written consent of and at the sole discretion of the Holder;
(ii)    permit Magellan Petroleum Australia to sell, assign, transfer, distribute, convey, or otherwise dispose of any Central Shares or the Santos Bonus Payment, except that:
A.    any disposition of Central Shares shall be permitted with the express written consent of and at the sole discretion of the Holder; and
B.    any sale or other monetization of the Santos Bonus Payment shall be permitted, provided, that, all proceeds of any such sale or monetization shall be retained by Magellan Petroleum Australia, provided, however, that Magellan Petroleum Australia shall be permitted to make a one-time distribution within 10 Business Days of receipt of the proceeds from any such sale or monetization so long as the sum of (x) the CTP VWAP Price of the Central Shares owned by Magellan Petroleum Australia on the date of such distribution plus (y) the cash proceeds retained by Magellan Petroleum Australia after giving effect to such distribution is equal to or greater than One Million Dollars ($1,000,000.00).
For the avoidance of doubt, notwithstanding anything herein to the contrary, the Holder hereby acknowledges and agrees that each of the Company and Magellan Petroleum Australia is authorized to sell, assign, transfer, distribute, dividend, exchange or otherwise dispose of any of the Collateral (as defined in the Pledge Agreement), including, without limitation, any farmout or similar transaction and agreement in connection with the NT/P82 exploration block in the Bonaparte Basin and any Proceeds (as defined in the Pledge Agreement) therefrom, except to the extent expressly prohibited in this Section 3.9.
(e)    Mergers, Etc. The Company will not permit Magellan Petroleum Australia to merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve.

(f)    Negative Pledge Agreements; Dividend Restrictions. The Company will not permit Magellan Petroleum Australia to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Note, the Pledge Agreement and the Exchange Agreement) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Holder or restricts Magellan Petroleum Australia from paying dividends or making distributions to the Company, or which requires the consent of or notice to other Persons in connection therewith.
4.     Events of Default and Remedies.
4.1    Events of Default. An “Event of Default” will exist if any of the following occurs and is continuing:
(a)    the Company shall fail to make any payment of principal or interest (if any) on this Note, or on any other payment obligation of any nature pursuant to any Note Document, when and as such principal, interest (if any) or other payment obligation becomes due and payable, in each case whether by acceleration, demand or otherwise;
(b)    any representation or warranty made or deemed made by or on behalf of the Company or Magellan Petroleum Australia in or in connection with any Note Document or any amendment or modification of any Note Document or waiver under such Note Document shall prove to have been incorrect in any material respect when made or deemed made;
(c)    failure by the Company to perform or observe, in any material respect, any covenant set forth in Sections 3.8 and 3.9 (with respect to Section 3.8(e), after giving effect to any cure or notice period provided in the Pledge Agreement);
(d)    the Pledge Agreement shall cease, for any reason, to be in full force and effect, or the Company shall so assert, or any Lien in favor of the Holder created pursuant to the Pledge Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby;
(e)    the Company shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any action to authorize any of the foregoing or any action referenced in Section 4.1(e); or
(f)    an involuntary proceeding shall be commenced by any party other than the Holder or its Affiliates against the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) calendar days.
4.2    Remedies.
(a)    If an Event of Default has occurred and is continuing, the Holder will have the right to (i) declare the unpaid principal amount of and accrued interest (if any) on the Loan to be immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Holder; (ii) enforce any and all Liens and security interests created pursuant to the Pledge Agreement and (iii) take all other actions permitted under applicable law;
(b)    No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder or under any Note Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.
(c)    The rights, powers and remedies given to the Holder hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Note Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
5.    Miscellaneous.
5.1    Amendment and Waiver. This Note may be amended, and the observance of any term of this Note may be waived or consented to, with and only with the written consent of the Company and the Holder.
5.2    Waiver. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition of this Note will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver of any provision of this Note shall be made pursuant to the provisions of Section 5.
5.3    Indemnification.
(a)    The Company agrees to defend (subject to Indemnitees’ selection of counsel, subject to the last sentence of this clause (a)), indemnify, pay and hold harmless, the Holder and its Affiliates and their respective officers, members, shareholders, partners, directors, trustees, employees, advisors, representatives and agents and each of their respective successors and assigns and each Person who control any of the foregoing (each, an “Indemnitee”), from and against any and all

Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF THE HOLDER; provided, the Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise primarily from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 5.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Company shall contribute the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. With respect to any such potential litigation, the Indemnitees taken as a whole shall be entitled to select, and this indemnity shall include the reasonable out-of-pocket fees and expenses of, one primary legal counsel, one legal counsel in each applicable locality and, as applicable, one special counsel (and, in each case, one alternative counsel in the event of any actual or potential conflict of interest).
(b)    Neither of the Holder, on behalf of itself and each Indemnitee, nor the Company shall assert, and each of the Holder, on behalf of itself and each Indemnitee, and the Company hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Note, any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds hereof or any act or omission or event occurring in connection therewith, and each of the Holder, on behalf of itself and each Indemnitee, and the Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(c)    The Company hereby acknowledges and agrees that an Indemnitee may now or in the future have certain rights to indemnification provided by other sources (“Other Sources”). The Company hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to the Indemnitees are primary and any obligation of the Other Sources to provide indemnification for the same Indemnified Liabilities are secondary to any such obligation of the Company), (ii) that it shall be liable for the full amount of all Indemnified Liabilities, without regard to any rights the Indemnitees may have against the Other Sources, and (iii) it irrevocably waives, relinquishes and releases the Other Sources and the Indemnitees from any and all claims (x) against the Other Sources for contribution, indemnification, subrogation or any other recovery of any kind in respect thereof except to the extent the underlying Indemnified Liabilities arise primarily from the gross negligence or willful misconduct of such Other Source as determined by a court of competent jurisdiction in a final, nonappealable order and (y) that an Indemnitee must seek expense advancement or reimbursement, or indemnification, from the Other Sources before the Company must perform its obligations hereunder. No advancement or payment by the Other Sources on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing. The Other Sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery which the Indemnitee would have had against the Company if the Other Sources had not advanced or paid any amount to or on behalf of the Indemnitee, except to the extent the underlying Indemnified Liabilities arise primarily from the gross negligence or willful misconduct of such Other Source as determined by a court of competent jurisdiction in a final, nonappealable order.
5.4    Entire Agreement. This Note and the other Note Documents are intended by the Company and the Holder to be treated for all purposes as an integrated and single agreement, notwithstanding the fact that each of this Note and the other Note Documents is a separate document. This Note and the other Note Documents, together with all exhibits and schedules to each such document, constitute the entire final agreement and understanding between the parties pertaining to the subject matter of each document and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreement of the parties. There are no other warranties, representations or other agreements between the parties in connection with the subject matter and there are no unwritten oral agreements between the parties.
5.5    Notices. Unless otherwise provided herein, any notice, request, consent, instruction or other document to be given hereunder by any party hereto to the other party hereto shall be in writing and will be deemed given (a) when received if delivered personally or by courier; or (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested; as follows:
If to Holder, addressed to:
One Stone Holdings II LP
720 Fifth Avenue, 10th Floor
New York, New York 10019
Attn: Robert Israel
Email: ri@1stone-llc.com

If to the Company, addressed to:
Magellan Petroleum Corporation
1775 Sherman Street, Suite 1950
Denver, Colorado 80203
Attn: J. Thomas Wilson and Antoine Lafargue
Email: jtwilson@Magellanpetroleum.com
alafargue@Magellanpetroleum.com

or to such other place and with such other copies as either party may designate as to itself by written notice to the others in accordance with this Section 5.5.

5.6    Assignment. This Note will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Note nor any of the rights, interests or obligations under this Note may be assigned by the Company without the prior written consent of the Holder. This Note is not intended to confer any rights or remedies upon any Person except the Company, the Holder and, under and pursuant to Section 5.3 only, the Indemnitees. The assignment of this Note by the Company or the Holder shall not affect the right to indemnification contained herein and shall remain in full force and effect against the indemnitors and their successors and assigns.
5.7    Governing Law. THIS NOTE SHALL BE CONSTRUED AND INTERPRETED AND THE RIGHTS OF THE PARTIES GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.
5.8    Jurisdiction, Consent to Service of Process, Waiver of Jury Trial.
(a)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS NOTE, EACH PARTY HERETO HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVIENENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.
(b)    EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 5.5 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 5.5 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY IN ANY OTHER JURISDICTION.
(c)    EACH PARTY HERETO HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL

BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE OR ANY OTHER NOTE DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OF THE HOLDER OR OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS NOTE, THE OTHER NOTE DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 5.8.
(d)    Severability. If any term, provision, covenant, agreement or restriction of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, agreements and restrictions of this Note will continue in full force and effect and will in no way be affected, impaired or invalidated.
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COMPANY:

MAGELLAN PETROLEUM CORPORATION

By:	/s/ J. Thomas Wilson
Name:	J. Thomas Wilson
Title:	President and Chief Executive Officer

HOLDER:

ONE STONE HOLDINGS II LP

By:	ONE STONE ENERGY PARTNERS GP, L.L.C., its General Partner

By:	/s/ Robert Israel
Name:	Robert Israel
Title:	Managing Member